EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/11/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS RECORD $3.9 BILLION CASH FROM OPERATIONS AND $2.5 BILLION FREE CASH FLOW FOR 2004

OAK BROOK, IL - McDonald's Corporation today announced that it generated a record $3.9 billion in cash from operations in 2004, up more than $600 million over 2003. Higher sales and profits at existing restaurants drove this record cash flow. Capital expenditures for 2004 were $1.4 billion, resulting in record free cash flow of $2.5 billion.
Jim Skinner, McDonald's Chief Executive Officer said, "Over the past two years, McDonald's revitalization efforts have been aligned with the Plan to Win and our commitment to growing by being better not just bigger. We have focused our resources on building comparable sales at existing restaurants by delivering a superior restaurant experience for our customers. This disciplined approach generated a $1 billion increase in cash from operations since 2002, and free cash flow nearly tripled during the same period. I am energized by our progress and pleased with our strong operational and financial foundation. As we move forward, we will maintain fiscal discipline, focusing our investments where they will have the most impact on our restaurants and our customers. With ongoing dedication to operational excellence and leadership marketing, I am confident that 2005 will be another good year for McDonald's."
During 2004, the Company paid down $816 million of debt, increased the annual dividend by 38 percent to $695 million and repurchased $621 million of its common stock. The 2004 capital expenditures of $1.4 billion included investments of $500 million in new restaurants, $774 million in existing restaurants and $145 million in technology and other expenditures. By major segment, capital expenditures were $487 million in the U.S., $445 million in Europe, and $158 million in APMEA in 2004. Depreciation and amortization totaled $1.2 billion in 2004.

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Definitions

Free cash flow represents cash from operations less capital expenditures. Management considers this measure important because it is a key indicator of the financial strength and flexibility of the Company.

More than 30,000 local McDonald's restaurants serve more than 48 million customers each day in more than 100 countries. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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